EXHIBIT 1

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION
REPRESENTED EMPLOYEES

FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2002 AND 2001
AND
INDEPENDENT AUDITORS' REPORT

_____________________________

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

Table of Contents

Page
INDEPENDENT AUDITORS' REPORT	2
FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001:
Statements of Net Assets Available for Benefits	3
Statements of Changes in Net Assets Available for Benefits	4
NOTES TO THE FINANCIAL STATEMENTS	5-10
SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2002:
Schedule H Line 4i - Schedule of Assets (Held at End of Year)	11-12

INDEPENDENT AUDITORS' REPORT

To the Employee Benefit Committee of PG&E Corporation,
Pacific Gas and Electric Company and Participants in the
Pacific Gas and Electric Company Savings Fund Plan for Union Represented Employees:

We have audited the accompanying statements of net assets available for benefits of Pacific Gas and Electric Company Savings Fund Plan for Union Represented Employees (Plan) as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and 2001, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held at end of the year is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic 2002 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Mah & Associates, LLP

San Francisco, California
May 13, 2003, except for Note 6, for which the date is June 19, 2003

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(in thousands)

	As of December 31,

	2002	2001

ASSETS:
Investments at fair value	$802,244	$1,001,014
Stable Value Fund	297,846	253,032
Participant loans	19,172	20,646

Total investments	1,119,262	1,274,692

Receivables:
Interest	93	42
Investments sold	-	2,051
Other	-	49

Total receivables	93	2,142

Total assets	1,119,355	1,276,834

LIABILITIES	63	68

NET ASSETS AVAILABLE FOR BENEFITS	$1,119,292	$1,276,766

See accompanying Notes to the Financial Statements.

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(in thousands)

	Years ended December 31,

	2002	2001

ADDITIONS TO NET ASSETS ATTRIBUTABLE TO:
Investment Income (Loss):
Interest, dividend, and other income	$2,072	$2,947
Net depreciation in fair value of investments	(169,995)	(51,753)

Total investment loss	(167,923)	(48,806)

Contributions:
Employer contributions	14,269	14,484
Employee contributions	56,299	56,510

Total contributions	70,568	70,994

Total additions	(97,355)	22,188

DEDUCTIONS FROM NET ASSETS ATTRIBUTABLE TO:
Benefit distributions to participants	50,557	81,615
Administrative expenses	199	203

Total deductions	50,756	81,818

NET DECREASE BEFORE ASSET TRANSFERS	(148,111)	(59,630)

Asset transfers out	(9,363)	(13,314)

NET DECREASE	(157,474)	(72,944)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	1,276,766	1,349,710

End of year	$1,119,292	$1,276,766

See accompanying Notes to the Financial Statements.

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1:  DESCRIPTION OF PLAN

The following is a brief description of the Pacific Gas and Electric Company Savings Fund Plan for Union Represented Employees (Plan). The Plan document (Plan Document) provides a more complete description of the Plan's provisions.

General - The Plan is a defined contribution plan and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. The Plan covers certain eligible union employees of Pacific Gas and Electric Company (Company).

The Board of Directors of PG&E Corporation (Corporation), the Company's parent company, established the Employee Benefit Committee (EBC) to have oversight over the administration and financial management of affiliated company funded employee benefit plans. The EBC provides administrative oversight on behalf of the Plan. All plan assets are held in a trust (Trust), and the EBC retains State Street Bank and Trust Company as the Trustee of the Plan.

Eligibility - Certain union employees of the Company, as defined in the Plan Document, are eligible to participate in the Plan upon attaining regular employment status.

Contributions - Participating employees may elect to contribute, through payroll deductions, from 1 to 15 percent of their covered compensation as defined in the Plan Document (Covered Compensation). The Covered Compensation for purposes for the Plan is limited by the Internal Revenue Code (Code) to $200,000 for the 2002 plan year, and $170,000 for the 2001 plan year. These elective contributions can be on a pre-tax basis, on an after-tax basis, or a combination of both pre-tax and after-tax basis.

The Company matches contributions in an amount equal to 50 percent of each participant's elective contribution, up to 6 percent of the participant's Covered Compensation, depending on length of service as defined by the Plan Document.

Participants may also rollover distribution amounts from other qualified plans into the Plan.

Pre-tax, rollover, and Company contributions are not subject to federal or state income taxes until withdrawn or distributed from the Plan, as set forth by the regulations in the Code.

As provided by the Code, pre-tax employee contributions may not exceed $11,000 for the 2002 plan year, and $10,500 for the 2001 plan year. Total contributions made to a participant's account by both the participant and the employer is limited and may not exceed the lesser of 100 percent of the participant's Covered Compensation or $40,000 for the 2002 plan year, and may not exceed the lesser of 25 percent of the participant's Covered Compensation or $35,000 for the 2001 plan year. Participants aged 50 and older are permitted to make an additional catch-up deferral contribution up to $1,000 for the 2002 plan year. The 2002 total contribution limitation amount is exclusive of any allowed catch-up contributions.

Participant Accounts - Individual accounts are maintained for each of the Plan's participants and each account is credited with the employee's elective contribution, the employer's matching contribution, and an allocation of the Plan's net earnings and certain investment management fees. Allocations are based on participant account balances as defined in the Plan Document.

Vesting - Employer contributions and participant elective contributions and their related accumulated earnings and losses are 100 percent vested at all times.

Investment Options - Individual participants designate the way in which their contributions and their employer's contributions are invested and may change their investment designation at any time. The following investment funds were available to the participants as of December 31, 2002 and 2001:

  PG&E Corporation Stock Fund - This fund invests primarily in PG&E Corporation Common Stock, and also invests in short-term investments (approximately 1 to 5 percent of total investments) to meet daily liquidity requirements. This fund is designed to provide participants with an opportunity to own part of PG&E Corporation and share in the investment performance of the PG&E Corporation Common Stock.

  Bond Index Fund - This fund invests primarily in government, corporate, mortgage-backed, and asset-backed securities. The Fund invests in a well-diversified portfolio that is representative of the broad domestic bond market.

  Small Company Stock Index Fund - This fund invests in all of the stocks in the Russell Special Small Company Index in proportion to their weightings in the index.

  Large Company Stock Index Fund - This fund invests in all 500 stocks in the S&P 500 Index in proportion to their weightings in the index.

  International Stock Index Fund - This fund invests in all stocks in the Morgan Stanley Capital International Europe, Australasia, and Far East Index in proportion to their weightings in the index.

  Conservative Asset Allocation Fund - This fund is a portfolio of commingled stock and bond funds that invest approximately 60 percent in the Bond Index Fund, 30 percent in the Large Company Stock Index Fund, 5 percent in the Small Company Stock Index Fund, and 5 percent in the International Stock Index Fund.

  Moderate Asset Allocation Fund - This fund is a portfolio of commingled stock and bond funds that invests approximately 40 percent in the Bond Index Fund, 42 percent in the Large Company Stock Index Fund, 8 percent in the Small Company Stock Index Fund, and 10 percent in the International Stock Index Fund.

  Aggressive Asset Allocation Fund - This fund is a portfolio of commingled stock and bond funds that invests approximately 20 percent in the Bond Index Fund, 55 percent in the Large Company Stock Index Fund, 10 percent in the Small Company Stock Index Fund, and 15 percent in the International Stock Index Fund.

  United States Bond Fund - This fund invests in United States Savings Bonds, and was closed to new contributions by participants effective July 1, 1991. However, participants are allowed to maintain their investments in this fund from contributions designated prior to July 1, 1991.

  Stable Value Fund - This fund invests in a diversified portfolio of investment contracts issued by insurance companies, banks, and other financial institutions.

Participant Loans - Effective January 1, 1999, participants may borrow from their account balance a minimum of $1,000 and a maximum equal to the lesser of $50,000 or 50 percent of the market value of the participant's account balance. Loan terms are up to five years for general-purposes or up to 15 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate equal to the prime rate plus one percent. The prime rate will be based on the published rate in the Wall Street Journal on the last business day of the month preceding the month in which the loan is taken. The rate remains fixed throughout the duration of the loan term. Principal and interest are paid primarily through payroll deductions. Principal and related loan interest payments are returned to the participant's account. Interest rates on outstanding loans range from 5.75 percent to 10.50 percent.

Benefits - Upon termination of service from any affiliate of the Company, a participant may elect to receive an amount equal to the participant's account balance. The form of payment may be a single lump-sum distribution or a partial distribution with the remainder paid later. Participants may also elect to roll their account balances into another qualified plan or account. In the event of a participant's death, the participant's beneficiaries will receive the value of the participant's account balance in a lump sum payment.

Withdrawals - Except upon death, total disability, termination, or retirement, withdrawal of participant account balances requires approval of the Trustee and the Company. Hardship withdrawals and certain in-service withdrawals are permitted subject to plan provisions.

Administrative Expenses - The Company pays certain costs of administering the Plan, including fees and certain expenses of the Trustee. Certain investment management fees are also paid through the Trust. These fees paid through the Trust reduce the participant's investment return reported and credited to their accounts.

Voting Rights - Each participant is entitled to exercise voting rights attributable to the equivalent shares allocated to their account for the PG&E Corporation Stock Fund and is notified by the Trustee prior to the time that such rights are to be exercised. The Trustee is not permitted to vote any share for which a participant has not given instructions. However, the Trustee is required to vote any unallocated shares on behalf of the collective best interest of Plan participants and beneficiaries.

Plan Termination - The Corporation's Board of Directors reserves the right to amend or terminate the Plan at any time subject to the provisions of ERISA. In the event the Plan is terminated, participants will receive full payment of the balance in their accounts. No plan assets may revert to the Company or the Corporation.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Use of Estimates - The accompanying financial statements are prepared on an accrual basis and in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the accompanying financial statements and disclosures. Actual results could differ from these estimates.

Investment Valuation and Income Recognition - A participant's interest in the investment funds is represented by participation units allocated on the basis of contributions and assigned a unit value on the basis of the total value of each fund.

The Plan's investments (except for interest in the Stable Value Fund and Participant Loans) are stated at fair value based on published market quotations. Fair value for units is determined by quoted prices in active markets on the last business day of the Plan year. The Plan values investments in the Stable Value Fund and Participant Loans at cost, which approximates fair value.

Certain of the Plan's investment funds are represented by portfolios of commingled stocks and bond funds. The portfolios in these investment funds are re-balanced at the beginning of each month based on a pre-defined percentage mix, as outlined in Investment Options in Note 1. Due to market activity in December 2002, some portfolio's investment allocations varied from the expected pre-defined percentage mix by 1% to 2%. This varying percentage has no impact on the total investments held or the net assets of the Plan as of December 31, 2002. The Plan's investments as of December 31, 2001 were consistent with their target mixes as of December 31, 2001.

Interest income, dividends, investment management fees where appropriate, and the net depreciation in the fair value of the investments held by the Plan are allocated to the participant's accounts each day based upon their proportional share of the fund balance.

Interest income is recognized as it is earned; dividends are recorded on the ex-dividend date.

Net depreciation in fair value of investments consists of: (1) the net change in unrealized appreciation and depreciation on investments held during the year, and (2) the realized gain or loss recognized on the sale of investments during the year.

Purchases and sales of securities are recorded on a trade date basis. Realized gains and losses from security transactions are reported on the average cost basis.

Financial Investments with Off-Balance Sheet Risk - The EBC adopted a "Position Statement on Risk Management" that applies to the Plan. This statement recognizes that guidelines for certain plan investment managers allow the use of derivatives to achieve investment objectives. It is the investment manager's responsibility to understand the potential impact of derivatives on the total investment funds under various market risk scenarios, and to comply with these guidelines. As with other marketable securities, all derivatives are in the custody of the Trustee and valued daily. As of and during the years ended December 31, 2002 and 2001, the Plan held no direct investments in derivatives.

Payment of Benefits - Benefit payments to participants are recorded upon distribution.

NOTE 3:  INVESTMENTS

General - The Plan's investment funds are managed by the Trustee or an investment manager, who has discretionary investment authority over the funds. These Plan investment funds consist of various underlying investments. The EBC is responsible for the selection of the Plan's investment funds but not the selection of the underlying investments. Neither the EBC nor the Company is involved in the Plan's investment funds day-to-day investment operations.

Fund Information - The following individual investments at fair value represented 5 percent or more of net assets of the Plan (in thousands):

	As of December 31,

	2002	2001

PG&E Corporation Common Stock	$343,313	$421,608
PG&E Primco GIC Pool	297,846	253,032
SSGA Passive Bond Market Index Fund	72,099	-
SSGA Russell Special Small Co Fund	-	68,768
SSGA S&P 500 Flagship Index Fund	292,731	402,426

Net appreciation (depreciation) in fair value of investments (including investments purchased, sold, as well as held during the year) is as follows (in thousands):

	Years ended December 31,

	2002	2001

U. S. equity instruments	$(186,213)	$(62,615)
Non-U.S. equity instruments	(3,964)	(7,055)
U.S. government securities	(8)	(706)
Fixed income - other	20,190	18,623

Net depreciation in fair value of investments	$(169,995)	$(51,753)

NOTE 4: RELATED-PARTY TRANSACTIONS

Certain plan investments are shares of funds managed by the Trustee. The Plan also invests in PG&E Corporation Common Stock. These transactions qualify as party-in-interest transactions (see Schedule H, Line 4i - Schedule of Assets Held at End of Year) under the ERISA regulations.

NOTE 5:  TAX STATUS

The Internal Revenue Service (IRS) had ruled, that the Plan is a qualified tax-exempt plan under Section 401(a) and Section 409(a) of the Code and the trust forming a part thereof is exempt under Section 501(a) of the Code. Accordingly, no provision for federal income taxes has been made to the financial statements. Furthermore, participating employees are not liable for federal income tax on amounts allocated to their accounts attributable to: (1) employee 401(k) contributions, (2) reinvested dividends, earnings, and interest income on both 401(k) contributions and non-401 (k) contributions, or (3) employer contributions, until the time that they withdraw such amounts from the Plan.

The Company received a favorable tax determination letter from the IRS in November 1995 and March 2003. The Company believes that the Plan is designed and continues to operate in accordance with the applicable requirements of the Code.

NOTE 6:  CHAPTER 11 BANKRUPTCY FILING

On April 6, 2001, the Company sought protection from its creditors through a Chapter 11 bankruptcy filing in the United States Bankruptcy Court for the Northern District of California, San Francisco Division (Bankruptcy Court). Subsequently, the Company and the Corporation jointly, and the California Public Utilities Commission (CPUC) filed competing plans of reorganization as amended, with the Bankruptcy Court. Any plan of reorganization is subject to confirmation by the Bankruptcy Court before it can become effective, and the confirmation hearing, which commenced in November 2002, was stayed by orders of the Bankruptcy Court until June 20, 2003. On June 19, 2003, the staff of the CPUC, the Company, and the Corporation jointly proposed a settlement agreement that would resolve the competing plans of reorganization in the Company's Chapter 11 proceeding and end litigation between the Company, the Corporation, and the CPUC relating to the energy crisis.

Under the provisions of the proposed settlement agreement, it is expected that the Company would emerge from Chapter 11 protection in early 2004 as a vertically integrated utility, subject to the traditional rulemaking jurisdiction of the CPUC. It is also expected that the Company would be an investment grade company, capable of fulfilling its obligations to serve its customers and operating safely and reliably on a sound financial basis going forward.

The proposed settlement agreement will be subject to extensive public review and hearings before the CPUC, and a vote of the CPUC. The proposed settlement agreement is also subject to the approval of the boards of directors of the Corporation and the Company. If all such approvals have not been received by December 31, 2003, any party may terminate the proposed settlement agreement. In addition, the proposed settlement agreement will be subject to a vote by the creditors and approval of the Bankruptcy Court. The plan of reorganization contemplated by the proposed settlement agreement will not become effective until (1) Standard & Poor's and Moody's have issued investment grade credit ratings for the Company and the securities issued under the plan, and (2) the CPUC has given final approval for all rates, tariffs, and agreements necessary to implement the plan.

The Company's bankruptcy filing had no effect on the Plan in 2002 and 2001.

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

EIN : 94-0742640
PLAN : 003

SCHEDULE H Line 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2002

Identity of Issuer and Description of Investment (including Maturity and Yield)		Number of Units or US Bonds	Current Value

PG&E Corporation Stock Fund:
*	PG&E Corporation Common Stock	24,698,756	$343,312,708
*	SSGA Short-Term Investment Fund	18,442,167	18,442,167

Total PG&E Corporation Stock Fund		43,140,923	361,754,875

Bond Index Fund:
*	SSGA Passive Bond Market Index Fund	3,008,562	44,583,885

Small Company Stock Index Fund:
*	SSGA Russell Special Small Co. Fund	4,806,154	48,167,274

Large Company Stock Index Fund:
*	SSGA S&P 500 Index Fund	1,693,994	262,465,728

International Stock Index Fund:
*	SSGA Daily EAFE Fund	1,387,197	12,351,602

Conservative Asset Allocation Fund:
*	SSGA Daily EAFE Fund	61,786	550,141
*	SSGA Passive Bond Market Index Fund	470,834	6,977,287
*	SSGA Russell Special Small Co. Fund	54,245	543,640
*	SSGA S&P 500 Flagship Index Fund	20,740	3,213,444

Total Conservative Asset Allocation Fund		607,605	11,284,512

Moderate Asset Allocation Fund:
*	SSGA Daily EAFE Fund	429,163	3,821,271
*	SSGA Passive Bond Market Index Fund	1,082,938	16,048,054
*	SSGA Russell Special Small Co. Fund	301,427	3,020,897
*	SSGA S&P 500 Flagship Index Fund	100,842	15,624,386

Total Moderate Asset Allocation Fund		1,914,370	38,514,608

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

EIN : 94-0742640
PLAN : 003

SCHEDULE H Line 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2002

Identity of Issuer and Description of Investment (including Maturity and Yield)	Number of Units or US Bonds	Current Value

Aggressive Asset Allocation Fund:
* SSGA Daily EAFE Fund	359,524	$3,201,205
* SSGA Passive Bond Market Index Fund	302,991	4,490,021
* SSGA Russell Special Small Co. Fund	210,429	2,108,921
* SSGA S&P 500 Flagship Index Fund	73,751	11,426,962

Total Aggressive Asset Allocation Fund	946,695	21,227,109

United States Bond Fund:
United States Savings Bonds
(Units of $18.75 Cost and $25.00 Maturity)	2,271	222,853
United States Savings Bonds
(Units of $25.00 Cost and $50.00 Maturity)	24,742	1,428,261
United States Savings Bonds
(Units of $50.00 Cost and $100.00 Maturity)	2,568	243,362

Total United States Bond Fund	29,581	1,894,476

Stable Value Fund (1):
PG&E Primco GIC Pool	NA	297,845,960

Participants Loans (Interest rates ranging from 5.75 % to 10.50%)	NA	19,172,310

Total Assets Held at End of Year		$1,119,262,339

(1)  The Stable Value Fund investment contracts and participant loans are not measured in numbers of units and therefore unit information is not applicable (N/A)

*  Represents a party-in-interest as defined by ERISA